As filed with the Securities and Exchange Commission on August 3, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

OBSIDIAN THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	42-1977778
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

101 Lindenwood Drive, Suite 225 Malvern, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

Obsidian Therapeutics, Inc. 2016 Stock Option and Grant Plan

Obsidian Therapeutics, Inc. 2026 Equity Incentive Plan

Obsidian Therapeutics, Inc. 2026 Employee Stock Purchase Plan

(Full title of the plans)

Madan Jagasia, M.D., M.S.

Chief Executive Officer

1030 Massachusetts Avenue

Cambridge, Massachusetts 02138

(Name and address of agent for service)

(610) 725-1500

(Telephone number, including area code, of agent of service)

With copies to:

William D. Collins

Gabriela Morales-Rivera

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On August 3, 2026, Obsidian Therapeutics, Inc., a Delaware corporation (formerly known as Gazelle Parent, Inc.) (the “Company”), completed the previously announced transactions contemplated by the Agreement and Plan of Merger, dated as of April 14, 2026 (the “Merger Agreement”), by and among the Company, Galera Therapeutics, Inc., a Delaware corporation (“Galera”), Obsidian Therapeutics Sub, Inc. (formerly known as Obsidian Therapeutics, Inc.), a Delaware corporation (“Obsidian”), Gazelle Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Galera Merger Sub”) and Onyx MergerSub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Obsidian Merger Sub”). Pursuant to the Merger Agreement, on August 3, 2026, Galera merged with and into Galera Merger Sub, with Galera surviving as a wholly owned subsidiary of the Company (the “Galera Merger”), and Obsidian merged with and into Obsidian Merger Sub, with Obsidian surviving as a wholly owned subsidiary of the Company (the “Obsidian Merger” and, together with the Galera Merger, the “Mergers” and, together with all of the other transactions contemplated by the Merger Agreement, the “Contemplated Transactions”).

In connection with the Mergers, as of the Obsidian Merger effective time, each option to purchase shares of Obsidian common stock outstanding immediately prior to the Obsidian Merger effective time (each, an “Obsidian Option”) was automatically, and without any part of the Company, Obsidian Merger Sub or any holder of an Obsidian option, converted into an option to acquire the number of shares of common stock of the Company determined by multiplying the number of shares of Obsidian common stock subject to such Obsidian Option immediately prior to the Obsidian Merger effective time by the Obsidian exchange ratio (as defined in the Merger Agreement), rounding down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Obsidian Option immediately prior to the Obsidian Merger effective time by the Obsidian exchange ratio, rounding up to the nearest whole cent. Such Obsidian Options have the same terms and conditions (including the same vesting and exercisability terms and conditions) as were applicable under the Obsidian Therapeutics, Inc. 2016 Stock Option and Grant Plan, as amended (the “Obsidian 2016 Plan”). The Company assumed the Obsidian 2016 Plan.

Additionally, in connection with the Mergers, the board of directors and stockholder of the Company prior to the Mergers adopted the Obsidian Therapeutics Inc., 2026 Equity Incentive Plan (the “2026 Plan”).

Accordingly, this Registration Statement on Form S-8 (this “Registration Statement”) is being filed by the Company in connection with the registration of (i) 4,928,416 shares of common stock of the Company issuable with respect to Obsidian Options assumed by the Company pursuant to the Merger Agreement, (ii) 7,494,541 shares of common stock of the Company issuable with respect to the options granted pursuant to the 2026 Plan and (iii) 749,464 shares of common stock of the Company reserved and available for future issuance under the Obsidian Therapeutics, Inc. 2026 Employee Stock Purchase Plan. All applicable share amounts reflect the 1:200 reverse stock split of Galera that was effected on July 12, 2026.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in this Part I of this Registration Statement (plan information and registration information) will be sent or given to employees as specified by the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available without charge, upon written or oral request to 101 Lindenwood Drive, Suite 225, Malvern, Pennsylvania 19355, Telephone Number: (610) 725-1500.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

References in this Registration Statement to “we,” “us,” “our,” “the Company,” and the “registrant,” or similar references, refer to Obsidian Therapeutics, Inc., a Delaware corporation (formerly known as Gazelle Parent, Inc.), unless otherwise stated or the context otherwise requires.

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Paramount and the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

a)

the Company’s prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, and declared effective on July 2, 2026, relating to the registration statement on Form S-4 (File No. 333-295249), as amended;

b)	the Company’s Current Report on Form 8-K filed with the Commission on August 3, 2026 (other than any portion of such document deemed to be furnished but not filed); and

c)

the description of the Company’s common stock contained in the registration statement on Form 8-A filed with the Commission on August 3, 2026, as well as any additional amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Under no circumstances shall any information furnished under

Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is incorporated in the State of Delaware.

Delaware General Corporation Law. Section 145(a) of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and

(b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 102(b)(7) of the Delaware General Corporation Law allows a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, the director’s act or omission was not in good faith or which involved intentional misconduct or a knowing violation of the law, the director willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase, or where the director obtained an improper personal benefit. The Company’s amended and restated certificate of incorporation (the “A&R Charter”) contains provisions that eliminate directors’ personal liability in certain circumstances, including the instances described above.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. The A&R Charter and the Company’s amended and restated bylaws (the “A&R Bylaws”) provide that the Company shall indemnify any person who was or is involved in, or is threatened to be involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer (including, without limitation, a trustee) employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against judgments, fines, amounts paid in settlement and expenses (including attorneys’ fees), actually and reasonably incurred by him or her in connection with such action, suit or proceeding. Notwithstanding the foregoing, except with respect to proceedings to enforce rights to indemnification and advancement of expenses, the Company shall indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by the indemnitee, if and only if the Board of Directors authorized the bringing of the action, suit or proceeding (or part thereof) in advance of the commencement of the proceeding.

The A&R Charter and the A&R Bylaws provide that, to the extent that a director, officer or employee of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith.

Indemnification Agreements. The indemnification and advancement of expenses provided by, or granted pursuant to, the indemnification provisions of the A&R Charter and the A&R Bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Company is authorized to enter into an agreement with any director, officer or employee of the Company providing indemnification for such person against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action, suit or proceeding by or in the right of the Company, that arises by reason of the fact that such person is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer or employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, to the fullest extent allowed by law. Pursuant to the foregoing authorization, the Company has entered into indemnification agreements with each of its directors and executive officers.

Liability Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer or employee of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the A&R Charter or the A&R Bylaws. The Company has purchased certain liability insurance for its officers and directors as permitted by Section 145(g) of the Delaware General Corporation Law.

The foregoing statements are subject to the detailed provisions of Sections 145 and 102 of the Delaware General Corporation Law and the A&R Charter and the A&R Bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit	Description

3.1	Amended and Restated Certificate of Incorporation of Obsidian Therapeutics, Inc. (incorporated herein by reference to Exhibit 3.1 of Obsidian Therapeutics, Inc.’s Current Report on Form 8-K filed with the SEC on August 3, 2026)

3.2	Amended and Restated Bylaws of Obsidian Therapeutics, Inc. (incorporated herein by reference to Exhibit 3.3 of Obsidian Therapeutics, Inc.’s Current Report on Form 8-K filed with the SEC on August 3, 2026)

5.1*	Opinion of Goodwin Procter LLP

23.1*	Consent of KPMG LLP, independent registered public accounting firm

23.3*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

99.1#*	Obsidian Therapeutics, Inc. 2016 Stock Option and Grant Plan, and form of award agreements thereunder

99.2#*	Obsidian Therapeutics, Inc. 2026 Equity Incentive Plan, and form of award agreements thereunder

99.3#*	Obsidian Therapeutics, Inc. 2026 Employee Stock Purchase Plan

107*	Filing Fee table

*	Filed herewith.
#	Indicates a management contract or compensatory plan or arrangement.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Malvern, Pennsylvania on this 3rd day of August, 2026.

OBSIDIAN THERAPEUTICS, INC.

By:	/s/ Madan Jagasia
Name:	Madan Jagasia, M.D., M.S.
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Julie Feder, Kirsten Kester and Caroline Code and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Madan Jagasia Madan Jagasia	Chief Executive Officer and Director (Principal Executive Officer)	August 3, 2026

/s/ Julie Feder Julie Feder	Chief Financial Officer (Principal Financial Officer)	August 3, 2026

/s/ Maria Fardis Maria Fardis	Chairperson	August 3, 2026

/s/ Peter Barrett Peter Barrett	Director	August 3, 2026

/s/ Heidi Hagen Heidi Hagen	Director	August 3, 2026

/s/ Matthew Norkunas Matthew Norkunas	Director	August 3, 2026

/s/ Robert Ross Robert Ross	Director	August 3, 2026